Deutsche Übersetzung

1. ERG’NZUNGSVEREINBARUNG ZUR GESELLSCHAftervereinbarung	1st Amendment to the Shareholder Agreement
[notarization required]

zwischen	by and among
1. Audible, Inc. ("Audible")
und / and
2a. MNO Beteiligungs GmbH ("Random House") und / and 2b. Verlagsgruppe Random House GmbH ("VRH")
und / and
3. Holtzbrinck Ventures GmbH ("Holtzbrinck")
und / and
4. Verlagsgruppe Lübbe GmbH & Co. KG ("LUEBBE“)
und / and
5. Audible GmbH (die "Gesellschaft" / the "Company")
1. Sachstand	1. Recitals
1.1 Die Gesellschaft ist eine Gesellschaft mit beschränkter Haftung nach deutschem Recht mit dem Sitz in München. Sie ist im Handelsregister des Amtsgerichts München unter HRB 151 689 eingetragen. Das Stammkapital der Gesellschaft in Höhe von EUR 49.000,00 ist vollst’ndig einbezahlt.

1.1 The Company is a limited liability company established under the laws of Germany with its seat in Munich. It is registered with the commercial registry in Munich under docket no. HRB 151 689. The nominal capital of the Company in the amount of EUR 49,000.00 has been fully paid in.

1.2 Die Geschäftsanteile der Gesellschaft werden von folgenden Gesellschaftern (die "Gesellschafter") wie folgt gehalten:	1.2 The Shares in the Company are being held by the following shareholders (the "Shareholders") as follows:

Gesellschafter / Shareholder	Beteiligung gesamt / aggregate shareholdings
	nom. (EUR)	% (ca.)
Audible	23,750	48.470
Random House	11,400	23.265
Holtzbrinck	11,400	23.265
LUEBBE	2,450	5.000
Gesamt/Aggregate	49,000	100.000

1.3 Zwischen den Parteien dieser Vereinbarung (die "Parteien") besteht eine am 3. Juli 2006 zu URNr. 1388/K/2006 des Notars Dr. Dieter Karl in München geschlossene Gesellschaftervereinbarung (die "Gesellschaftervereinbarung") und ist dieser Vereinbarung als Anlage 1.3 beigefügt.

1.3 A shareholder agreement has been concluded among the parties of this agreement (the "Parties") on 3 July 2006 (the "Shareholder Agreement") to deed no. 1388/K/2006 of the notary public Dr. Dieter Karl in Munich and is attached to this Agreement as Exhibit 1.3.

1.4 Im Hinblick auf zusätzlichen Liquiditätsbedarf der Gesellschaft sind die Parteien übereingekommen, der Gesellschaft im Wege der Gesellschafterfinanzierung bis zu EUR 1.031.508,65 zuzuführen und das Stammkapital entsprechend zu erhöhen. Für die Kapitalerhöhung soll dabei eine Bewertung der Gesellschaft mit ungef’hr EUR 5.733.000 (pre-money) zugrundegelegt werden; daraus ergibt sich eine Erhöhung des Stammkapitals um bis zu (auf glatte EUR 50 gerundet) EUR 8.800 sowie Zuzahlungen in die Kapitalrücklage gem’ß § 272 Abs. 2 Nr. 4 HGB von bis zu EUR 1.022.708,65. Die Kapitalerhöhung und die zus’tzliche Finanzierung soll in mehreren Stufen beschlossen bzw. bereitgestellt werden.

1.4 With regard to additional financing required by the Company, the Parties have agreed to provide additional funding of up to EUR 1,031,508.65 by way of shareholder financing and to increase the nominal capital of the Company accordingly. For the capital increase, a valuation of the Company of approx. EUR 5,733,000 (pre-money) has been agreed upon; therefore, the nominal capital shall be increased by up to EUR 8,800 (approximated to the next even EUR 50), and additional contributions of up to EUR 1,022,708.65 shall be made into the capital reserves pursuant sec. 272 para. 2 no. 4 German Commercial Code (HGB). The capital increase shall be resolved upon and the additional financing shall be provided in several steps as detailed below.

1.5 Diese "1. Erg’nzungsvereinbarung" erg’nzt bzw. ’ndert die bestehende Gesellschaftervereinbarung. Definierte Begriffe werden in derselben Bedeutung verwendet wie in der Gesellschaftervereinbarung, soweit sie nicht in dieser Vereinbarung anders definiert sind.

1.5 This 1st Amendment to the Shareholder Agreement (the "1st Amendment") amends and modifies the Shareholder Agreement. Defined terms shall have the same meaning as under the Shareholder Agreement unless defined herein otherwise

2. Finanzierungsverpflichtungen von Audible und Holtzbrinck	2. Financial Commitments of Audible and Holtzbrinck
2.1 Audible und Holtzbrinck verpflichten sich hiermit gegenüber den übrigen Gesellschaftern, nicht aber gegenüber der Gesellschaft, der Gesellschaft weiteres Eigenkapital wie in nachstehender Tabelle dargestellt zur Verfügung zu stellen ("Erste Finanzierungstranche"):
2.1 Audible and Holtzbrinck hereby commit vis-à-vis the other shareholders, but not the Company, to provide additional funding as set forth below ("First Capital Contribution"):

Gesellschafter / Shareholder	zus’tzliche Beteiligung / additional shareholdings
	Stammeinlage (EUR) / nominal share (EUR)	Zuzahlung (EUR) / additional contribution (EUR)
Audible	2,800	212,598.42
Holtzbrinck	2,700	312,437.00
Gesamt / Aggregate	5,500	525,035.42

2.2 Unmittelbar nach Abschluss dieser 1. Ergänzungsvereinbarung werden die Gesellschafter eine Gesellschafterversammlung abhalten und unter Verzicht auf ihr jeweiliges Bezugsrecht eine Kapitalerhöhung um EUR 5.500 beschließen und ausschließlich Audible und Holtzbrinck Übernahme von Gesch’ftsanteilen in Höhe der obengenannten Betr’ge zulassen.

2.2 Immediately after concluding this 1st Amendment, the Shareholders shall convene for a shareholders' meeting resolving upon a capital increase by EUR 5,500, waiving their rights to subscribe for new shares and admitting only Audible and Holtzbrinck subscribe for the respective shares as set forth above.

2.3 Die jeweiligen Stammeinlagen sind in bar zu leisten und innerhalb von 5 Bankarbeitstagen nach dem Kapitalerhöhungsbeschluss f’llig.	2.3 The contributions on the nominal shares shall be due for payment in cash within 5 banking days after the resolution on the capital increase.
2.4 Im Falle von Holtzbrinck ist die Zuzahlung in bar zu erbringen und innerhalb von 10 Bankarbeitstagen nach dem Kapitalerhöhungsbeschluss f’llig.	2.4 In the case of Holtzbrinck, the additional contribution into the capital reserves shall be due for payment in cash within 10 banking days after such resolution.
2.5 Audible wird einen Teilbetrag seiner Zuzahlung in die Kapitalrücklagen durch Einbringung von Forderungen aus dem Lizenzvertrag vom 30. August 2004 (der "Lizenzvertrag") für die Monate Januar 2006 bis September 2006 in Höhe von USD 270.000 (= EUR 212.598,42; für Zwecke dieser 1. Erg’nzungs-vereinbarung soll der Umrechnungskurs von USD zu EUR 1,27 zu 1,00 betragen) aufgrund besonderen Vertrags, der innerhalb von 10 Bankarbeitstagen mit der Gesellschaft zu schließen ist, erbringen. Der auf die Stammeinlage zu leistende Betrag von EUR 2.800 ist, zur Vermeidung von Zweifeln, in bar zu leisten.

2.5 Audible shall, by separate agreement to be concluded with the Company within 10 banking days after the resolution on the capital increase, contribute into the capital reserves its claims resulting from the license agreement with the Company dated 30 August 2004 (the "License Agreement") for the period of January 2006 to September 2006 in the amount of USD 270,000 (= EUR 212,598.42; for purpose of this 1st Amendment the exchange rate of USD to EUR shall be fixed at 1.27 to 1.00). The nominal amount of EUR 2,800 shall, for the avoidance of doubt, be payable in cash.

2a. Weitere Finanzierung durch Audible	2a. Additional Funding by Audible
Audible ist, über die Finanzierungsleistungen nach vorstehender Ziff. 2 hinaus, berechtigt, aber nicht verpflichtet, eine weitere Zuzahlung in die Kapitalrücklage in Höhe von EUR 118.110,23 (= USD 150.000,00) durch Einbringung der weiteren Forderungen aus dem Lizenzvertrag für den Zeitraum von Oktober 2006 bis Februar 2007 aufgrund besonderen Vertrags bis sp’testens 15. M’rz 2007 zu erbringen. In diesem Fall würde diese zus’tzliche Finanzierung als Teil der Ersten Finanzierungstranche gelten und die Stammeinlagen und Zuzahlungen wie folgt lauten:

In addition to the funding pursuant to sec. 2 above, Audible shall be entitled, but not obliged, to contribute its further claims under the License Agreement for the period of October 2006 until February 2007 in the amount of EUR 118,110.23 (= USD 150,000.00) into the capital reserves of the Company pursuant to a separate agreement to be concluded with the Company until 15 March 2007. In this case, such additional contribution shall be considered part of the First Capital Contribution and the nominal shares and the additional contributions would read as follows:

Gesellschafter / Shareholder	zus’tzliche Beteiligung / additional shareholdings
	Stammeinlage (EUR) / nominal share (EUR)	Zuzahlung (EUR) / additional contribution (EUR)
Audible	2,800	330,708.65
Holtzbrinck	2,700	312,437.00
Gesamt / Aggregate	5,500	643,145.65

3. Finanzierung durch Random House, LUEBBE und/oder Holtzbrinck	3. Funding by Random House, LUEBBE and/or Holtzbrinck
3.1 Random House, LUEBBE und, soweit Random House und/oder LUEBBE das entsprechende Recht nicht ausüben, Holtzbrinck sind berechtigt, aber nicht verpflichtet, der Gesellschaft weiteres Eigenkapital gem’ß nachstehender Tabelle zuzuführen ("Zweite Finanzierungstranche"). Die Verpflichtung von Random House, LUEBBE und/oder Holtzbrinck, auch die jeweiligen Zuzahlungen in die Kapitalrücklage zu erbringen, besteht nur gegenüber den übrigen Gesellschaftern, nicht gegenüber der Gesellschaft.

3.1 Random House, LUEBBE and, to the extent such right will not be exercised by Random House and/or LUEBBE, Holtzbrinck shall be entitled, but not obliged, to provide additional funding to the Company as set forth below ("Second Capital Contribution"). The obligation by Random House, LUEBBE and/or, as the case may be, Holtzbrinck to also make additional contributions shall only exist vis-à-vis the other Shareholders but not the Company:

Gesellschafter / Shareholder	zus’tzliche Beteiligung / additional shareholding
	Stammeinlage (EUR) / nominal share (EUR)	Zuzahlung (EUR) / additional contribution (EUR)
Random House	2,700	312,437.00
LUEBBE	600	67,126.00
Gesamt / Aggregate	3,300	379,563.00

3.2 Innerhalb von 4 Wochen nach Abschluss dieser 1. Ergänzungsvereinbarung werden sich Random House und LUEBBE entscheiden, mit welchem Betrag sie an der Zweiten Finanzierungstranche teilnehmen möchten, vorausgesetzt immer, dass die Betr’ge die jeweils obengenannten Betr’ge nicht überschreiten, die zu übernehmenden Stammeinlagen jeweils ein Vielfaches von EUR 50 betragen und die Zuzahlungen pro rata geleistet werden.

3.2 Within a period of 4 weeks after concluding this 1st Amendment, Random House and LUEBBE shall decide which additional amount they wish to provide in the Second Capital Contribution, provided that, however, such amounts must not be in excess of the respective amounts set forth in the table above, the nominal shares subscribed for must be a multiple of EUR 50 and the additional contributions must be made pro rata.

3.3 Bis zu dem Umfang, in dem Random House und/oder LUEBBE nicht an der Zweiten Finanzierungstranche teilnehmen möchten, ist Holtzbrinck berechtigt, aber nicht verpflichtet, die nicht vollst’ndig ausgeübten Bezugsrechte wahrzunehmen und die entsprechenden Zuzahlungen zu leisten.

3.3 Up to the extent Random House and/or LUEBBE do not wish to take part in the Second Capital Contribution, Holtzbrinck shall be entitled, but not obliged, to exercise such not fully used subscription rights and make the respective additional contributions.

3.4 Innerhalb von 15 Bankarbeitstagen nach Ablauf des genannten 4-Wochen-Zeitraums werden die Gesellschafter eine Gesellschafterversammlung abhalten, in der sie unter Bezugsrechtsverzicht der Gesellschafter eine Kapitalerhöhung in dem von Random House, LUEBBE und/oder Holtzbrinck wahrgenommenen Umfang beschließen und ausschließlich Random House, LUEBBE und/oder Holtzbrinck zur Übernahme der jeweiligen Stammeinlagen zulassen werden.

3.4 Within 15 working days after the lapse of the 4-week-period the Shareholders shall convene for a shareholders' meeting resolving upon such capital increase as exercised by Random House, LUEBBE and/or Holtzbrinck, as the case may be, the Shareholders waiving their rights to subscribe for new shares and admitting only Random House, LUEBBE and/or Holtzbrinck, as the case may be, to subscribe for the respective shares.

3.5 Die Zahlung oder jeweiligen Zahlungen auf die Stammeinlage sind in bar zu leisten und innerhalb von 5 Bankarbeitstagen nach dem Kapitalerhöhungsbeschluss fällig. Die Zuzahlung oder die jeweiligen Zuzahlungen in die Kapitalrücklage sind in bar zu leisten und innerhalb von 10 Bankarbeitstagen nach dem Kapitalerhöhungsbeschluss fällig.

3.5 The contribution or the respective contributions on the nominal share shall be due for payment in cash within 5 banking days after the resolution on the capital increase. The additional contribution into the capital reserves shall be due for payment in cash within 10 banking days after such resolution.

4. Änderung und Fortgeltung der Gesellschaftervereinbarung	4. Amendment and Continued Validity of Shareholder Agreement
4.1 Ziff. 10.1 der Gesellschaftervereinbarung wird ersatzlos aufgehoben. Ziff. 10.2 wird zu Ziff. 10.	4.1 Sec. 10.1 of the Shareholder Agreement shall be deleted and no longer be valid. Sec. 10.2 becomes sec. 10.
4.2 Im Übrigen bleibt die Gesellschaftervereinbarung in vollem Umfang zwischen den Parteien gültig. Insbesondere gilt Ziff. 8 (Liquidationsvorzug) auch für die aufgrund dieser 1. Ergänzungsvereinbarung geschaffenen neuen Geschäftsanteile und geleisteten Zuzahlungen.

4.2 Otherwise, the Shareholder Agreement shall continue to be valid among the Parties. In particular, sec. 8 (Liquidation Preference) shall also apply for the new shares subscribed and additional contributions made to the Company pursuant to this 1st Amendment.

5. Verschiedenes	5. Miscellaneous
5.1 VRH tritt diesem Vertrag nur insoweit bei, als VRH hiermit die Erfüllung der Verpflichtungen von Random House gemäß dieser 1. Ergänzungsvereinbarung garantiert.	5.1 VRH joins this 1st Amendment only to the extent that VRH hereby guarantees the obligations and performance of Random House under this 1st Amendment.
5.2 Änderungen oder Ergänzungen dieses Vertrages sind nur wirksam, wenn sie von allen Parteien in Schriftform vorgenommen wurden, soweit nicht gesetzlich eine strengere Form erforderlich ist.	5.2 Any amendments to this Agreement shall be invalid unless acknowledged in writing by the parties hereto except to the extent a stricter form is required by mandatory law.
5.3 Die Kosten der Beurkundung dieses Vertrages werden von der Gesellschaft getragen. Alle weiteren Kosten die im Rahmen dieser Vereinbarung einer Partei entstehen (z.B. Beauftragung eigener Rechtsanwälte, Steuerberater, Finanzberater etc.), trägt die jeweilige Partei (d. h. im Falle der externen deutschen Rechtsberatung die Gesellschaft) selbst.

5.3 The cost of notarization of this Agreement shall be borne by the Company. All other internal cost or the costs incurred as a result of the engagement of advisers such as, but not limited to, legal, tax or financial advisers (i.e. for the assignment of own lawyers, consultants) shall be born by the respective party to this agreement incurring the cost (i.e. external cost for German legal advice shall be borne by the Company).

5.4 Beglaubigte Abschriften dieser Vereinbarung erhalten:	5.4 Certified copies of this Agreement shall be forwarded to
- jede der Parteien;	- each of the parties hereto;
- Rechtsanwalt Edwin Martin, DLA Piper Rudnick, 1775 Wiehle Avenue, Reston, VA 20190 - 5159, USA;	- attorney at law Edwin Martin, DLA Piper Rudnick, 1775 Wiehle Avenue, Reston VA 20190 - 5159, USA;
- Rechtsanwalt Philipp von Braunschweig, P+P Pöllath + Partner, Kardinal-Faulhaber-Str. 10, 80333 München, Deutschland.	- attorney at law Philipp von Braunschweig, P+P Pöllath + Partners, Kardinal-Faulhaber-Str. 10, D-80333 Munich, Germany.
5.5 Dieser Vertrag unterliegt ausschließlich deutschem Recht (ohne Anwendbarkeit deutscher Bestimmungen des Internationalen Privatrechts).	5.5 This Agreement shall be exclusively subject to German law (without giving effect to its principles of conflicts of laws).
5.6 Sollten einzelne Bestimmungen dieses Vertrages unwirksam oder undurchführbar sein oder werden, so bleibt die Wirksamkeit der übrigen Bestimmungen hiervon unberührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung haben die Parteien diejenige wirksame und durchführbare Bestimmung zu vereinbaren, die dem wirtschaftlichen Zweck der unwirksamen oder undurchführbaren Bestimmung am n’chsten kommt. Entsprechendes gilt für die erg’nzende Vertragsauslegung.

5.6 In case any provision hereof shall be or become invalid or ineffective, the effectiveness of the remaining provisions shall remain unaffected thereby. In lieu of the invalid or ineffective provision, the parties shall agree on such valid and effective provision as most closely corresponds to the economic purpose of the invalid or ineffective provision. The same shall apply mutatis mutandis with regard to supplementary interpretation of the Agreement.

5.7 Die Parteien werden sich bemühen, etwaige Streitigkeiten zun’chst durch unverzüglich zu beginnende ernsthafte direkte Verhandlungen beizulegen. Diese Verhandlungen sind von den jeweils zust’ndigen Sachbearbeitern der Parteien zu führen. Innerhalb jeder Partei ist die Zust’ndigkeit insoweit auf die jeweils höhere Führungsebene zu verlagern als dies für die Bemühungen um Beilegung erforderlich oder zweckm’ßig ist. Kann die Streitigkeit nicht durch solche Verhandlungen binnen 60 Tagen nach ihrem Beginn (bzw. innerhalb einer etwaigen anderen von den Parteien vereinbarten Frist) beigelegt werden, erfolgt die Beilegung verbindlich in einem Schiedsverfahren, für welches Anlage 7.7 zum Kauf- und Abtretungsvertrag entsprechend gilt.

5.7 The Parties shall seek to resolve any such dispute between them first by negotiating promptly with each other in good faith in direct negotiations. These direct negotiations shall be conducted by the respective designated Relationship Manager of each Party, and the dispute shall be escalated internally by each Party as reasonably necessary or appropriate to seek resolution of the dispute. If the Parties are unable to resolve the dispute between them through these negotiations within 60 days following their commencement (or within such other period as the Parties may otherwise agree upon), then any such disputes shall be settled by binding arbitration for which Exhibit 7.7 to the Share Purchase Agreement shall apply mutatis mutandis.

5.8 Rechtlich verbindlich ist ausschließlich der englische Text dieser 1. Ergänzungsvereinbarung. Der deutsche Text ist lediglich eine zu Informationszwecken erstellte Übersetzung.	5.8 Only the English version of this 1st Amendment shall be legally binding. The German text constitutes merely a convenience translation.
5.9 Alle Mitteilungen, die nach dieser Vereinbarung gegenüber Audible abzugeben sind, haben in englischer Sprache zu erfolgen oder müssen mit einer beglaubigten Übersetzung in die englische Sprache versehen sein. Mitteilungen, die nicht in englischer Sprache erfolgen oder denen keine beglaubigte Übersetzung in die englische Sprache beigefügt ist, sind nicht geeignet, den Lauf von Fristen nach dieser Vereinbarung oder anwendbarem deutschem Recht auszulösen.

5.9 Any communication or notification under this Agreement which is to be made to Audible Inc. has to be in the English language or - if not in the English language - has to be accompanied by a certified English translation. Should the communication or notification not be made in English language nor be accompanied by a certified English translation such communication or notification is not capable of triggering the commencement of any time periods or deadlines applicable under this Agreement or under the applicable German law.